UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2004

Homestore, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26659	95-4438337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30700 Russell Ranch Road
Westlake Village, California 91362
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (805) 557-2300

(Former name or former address, if changed since last report)

Item 7. Exhibits.

(c)	Exhibits:

14.1	Homestore, Inc. Code of Conduct and Business Ethics.

Item 10. Amendments to the Registrant’s Code of Ethics.

     On March 31, 2004, the Board of Directors of Homestore, Inc. (the “Company”) approved amendments to the Company’s Code of Conduct and Business Ethics (the “Code”) that are intended, among other things, to ensure that the Code fully meets the requirements of the new NASDAQ corporate governance rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Code applies to all of the Company’s employees, directors, officers, agents and consultants.

     In addition to minor, non-substantive amendments, the Company’s Board of Directors adopted the following amendments to the Code on March 31, 2004: (1) an amendment that provides that any waivers of the Code for any senior financial officer, executive officer or director of the Company may only be granted by the independent members of the Board of Directors, and provides for the public disclosure of the Code and any amendments or waivers to the Code as required by applicable laws and listing standards; (2) an amendment that provides that the Company maintains a system of internal controls and procedures to provide reasonable assurance that transactions are executed in accordance with management’s authorization and properly recorded and that financial records and reports are accurate and reliable; (3) an amendment that provides for supplemental ethical standards for the Company’s principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions to ensure full, fair, accurate, timely and understandable disclosure in filings with the SEC and in other public communications of the Company; and (4) an amendment that clarifies that persons subject to the Code are required to comply with all applicable laws, rules and regulations, whether or not specifically addressed in the Code or in any additional policies of the Company.

     None of the foregoing amendments to the Code constituted or effected a waiver of application of any provision of the Code to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

     The Code, as amended by the Company’s Board of Directors on March 31, 2004, will be posted on the Company’s website at http://media.corporate-ir.net/media_files/IROL/11/111114/gov/COC8.03.pdf and is attached to this Form 8-K as Exhibit 14.1.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMESTORE, INC.
By:	/s/ Michael R. Douglas
Michael R. Douglas
Executive Vice President, General Counsel and Secretary

Date: April 7, 2004

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EXHIBIT INDEX

14.1	Homestore, Inc. Code of Conduct and Business Ethics.